Exhibit 99.2

GEORGIA GULF CORPORATION

115 Perimeter Center Place

Suite 460

Atlanta, Georgia  30346

June 8, 2008

VIA U.S. MAIL and EMAIL

Sandelman Partners, LP

500 Park Avenue

3rd Floor

New York, New York  10022

Attn.: Mr. Peter Bio

Re:                               Indenture dated as of December 3, 2003, as amended, among Georgia Gulf Corporation (the “Company”), the Subsidiary Guarantors party thereto, and U.S. Bank National Association, as successor to SunTrust Bank, as Trustee (the “Indenture”)

Ladies and Gentlemen:

The Company is in receipt of your notice and letter of transmittal, each dated June 6, 2008 (collectively, the “Notice”), allegedly constituting a Notice of Default pursuant to Section 6.1(4) of the Indenture.  Capitalized terms not otherwise defined are used in this letter as defined in the Indenture.

Response

As we have discussed with you and your counsel on a number of occasions, no Default has occurred under the Indenture and the Company has been, and continues to be, in full compliance with all of its obligations thereunder.  We note that we have previously provided an explanation to you through your counsel in a conference call held with our lawyers on May 13, 2008.  Further, the Company provided a detailed statement of its position that it was not in Default, as you allege, in a letter dated May 21, 2008 from our lawyers.

You contend that borrowings made by the Company in the ordinary course and outstanding under its senior credit facility are in excess of the amount permitted under Section 3.3 of the Indenture which imposes certain limits on debt incurrence.  Specifically, you assert that (i) the $200 million borrowed in 2003 as a term loan by the Company on the date of the Indenture, and subsequently retired in full, nevertheless effectively operates to permanently decrease a “debt incurrence basket” provided in Section 3.3(b)(1) of the Indenture for incurrences of debt under the Company’s senior credit agreement (the “Senior Credit Ag’t Basket”), although no plausible reading of the Indenture supports such a view; and (ii) the Company’s principal repayment of term debt with proceeds from the asset sales made in the last two years also reduces available capacity under the Senior Credit Ag’t Basket, even though an express condition to such a reduction has, in fact, not been met.  To support a claim of Default, you must be correct as to both of these assertions, though neither has any merit whatsoever.

The Company disputes the claims advanced in your Notice and expressly denies that you have a valid basis for declaring a Default under the Indenture or seeking acceleration of the amounts owed on the Notes.

Issue #1

Relative to the first issue you raise, Section 3.3(d)(2) of the Indenture provides: “[A]ll Indebtedness outstanding on the date of the Indenture under the Senior Credit Agreement shall be deemed initially Incurred [under the Senior Credit Ag’t Basket]” (emphasis supplied).  By its plain terms, Section 3.3(d)(2) merely requires that certain indebtedness – in this case, the $200 million term loan outstanding on the date the Company entered into the Indenture be included within the Senior Credit Ag’t Basket.

You assert that, because the $200 million term loan was outstanding on the date of the Indenture, and notwithstanding the fact that such debt was retired in full by late 2004, the first $200 million of any and all future indebtedness incurred under a Senior Credit Agreement must also be included in the Senior Credit Ag’t Basket, thereby automatically (and forever) reducing the Company’s debt incurrence capacity under that basket by $200 million, effectively rendering it a $325 million basket.

Once the $200 million term loan was no longer outstanding, it no longer applied against the Senior Credit Ag’t Basket, and the Company’s debt incurrence capacity under the Senior Credit Ag’t Basket was fully restored.  Your assertion – i.e., that the Company’s debt incurrence capacity under the Senior Credit Ag’t Basket has been effectively reduced by $200 million to the extent the Company has $200 million of borrowings under the Senior Credit Agreement, even if such new debt could have been (and was) incurred under the 2 to 1 “consolidated coverage ratio” test of Section 3.3(a) of the Indenture – is contrary to the express words, and logic, of Section 3.3(d)(2).

Simply put, the Indenture does not require that any debt incurred under any Senior Credit Agreement after the date of the Indenture (i.e., December 3, 2003) be placed in the Senior Credit Ag’t Basket; instead, the Indenture merely requires that any such debt incurred “on the date of the Indenture” be placed in that basket.  Later debt incurrences (i.e., those occurring after the date of the Indenture), whether under the Senior Credit Agreement or otherwise may, in the Company’s discretion, be classified under the 2 to 1 consolidated coverage ratio test or placed in any other available basket.  Section 3.3(d)(1) (which you ignore), provides – without limitation – that the Company expressly retains sole discretion as to whether amounts borrowed under the Senior Credit Agreement should be incurred under the 2 to 1 consolidated coverage ratio test, the Senior Credit Ag’t Basket or any other available basket:

[I]n the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.3(a) or (b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses.

Nowhere in Section 3.3 is the Company’s discretion under Section 3.3(d)(1) limited, and nothing in Section 3.3 states that future indebtedness incurred under a Senior Credit Agreement or otherwise must be applied against the Senior Credit Ag’t Basket in the manner you advocate.

Issue #2

You also assert that repayment of the Company’s term debt with proceeds of asset dispositions operates to reduce the Senior Credit Ag’t Basket.  You are again incorrect.

Section 3.3(b)(1) states (emphasis supplied):

Section 3.3(a) will not prohibit the Incurrence of the following Indebtedness: (1) Indebtedness incurred pursuant to the Senior Credit Agreement in an aggregate principal amount of up to $525 million less the aggregate principal amount of all principal repayments made with the proceeds of Asset Dispositions permanently reducing the commitments thereunder . . .

By its plain terms, Section 3.3(b)(1) requires principal repayments to be applied against the Senior Credit Ag’t Basket if such principal repayments (i) are derived from Asset Dispositions, and (ii) cause a permanent reduction of a commitment “thereunder” (i.e., under the Senior Credit Agreement).  Unless both of these elements are met, such principal repayments do not reduce the debt incurrence capacity under the Senior Credit Ag’t Basket.

Your Notice and other communications, however, do not address the explicit causal requirement contained in Section 3.3(b)(1) – i.e., that a principal repayment derived from proceeds of an Asset Disposition must also cause the permanent reduction of a commitment under a Senior Credit Agreement.

The Company, like many businesses, generally relies upon two forms of debt – term debt and revolving debt.  Term debt is a fixed sum borrowed on a certain date and repaid over time with interest.  Revolving debt, by contrast, is a fixed sum made available for borrowing over a certain period, which can be borrowed, repaid, and re-borrowed up to the limit of the lender’s “commitment.”  It is axiomatic that there is no “commitment” associated with an outstanding term loan, while there is a “commitment” associated with revolving debt.

Because principal prepayments made against term debt do not “permanently reduc[e] a commitment,” Section 3.3(b)(1) does not require that such payments reduce the available capacity under the Senior Credit Ag’t  Basket.

Your position concerning the operation of Section 3.3(b)(1) also conflicts with Section 3.6(a) of the Indenture, which requires the Company, in connection with any prepayment, repayment, or purchase of Indebtedness made with the proceeds of any Asset Disposition, to “retire such Indebtedness and . . . cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased[.]”

The modifier “if any” in the phrase “cause the related commitment (if any) to be permanently reduced” demonstrates that the parties to the Indenture understood that principal repayments are of two types: those that reduce commitments (i.e., repayment of a revolver under these circumstances) and those that do not (i.e., repayment of a term loan).

Because the principal prepayments of the Company’s term debt at issue did not cause the permanent reduction of a commitment, there was no reduction thereby in the debt incurrence capacity available under the Senior Credit Ag’t Basket.

Conclusion

No Default exists under the Indenture.  Showing incredible flexibility, and ignoring basic rules of contract construction, under Issue #1, you make up a non-existent term; and as to Issue #2, you ignore a term expressly provided in the Indenture.  Notably, your Notice and other communications fail to dispute either of these points.

Further, we reserve our right to determine your assertion that you are a registered Holder under the Indenture, holding the requisite amount of Notes that would permit you to issue the Notice, and that your Notice was properly given under the Indenture.  Also, we do not provide all of our supporting arguments in this letter, and we reserve our right to do so without prejudice by  reason of this response.

Finally, as we have told you previously, Georgia Gulf intends to vigorously defend its interests relative to your meritless claim.  To this end, contemporaneously with this response, Georgia Gulf has filed a lawsuit against you in a Delaware court seeking (i) an injunction (a) requiring you to withdraw your Notice; (b) enjoining you and/or the Trustee from asserting that an Event of Default had occurred under the circumstances set forth in the Notice; and (c) preventing you and/or the Trustee from declaring an acceleration of the Notes under the circumstances set forth in the Notice; and (ii) a declaration that the Company is not in default under Section 3.3 of the Indenture as you allege in your Notice.  Also, we assume that you will cooperate in permitting, and will not take steps to frustrate or delay, an expedited resolution by this court of our dispute.

Sincerely,

GEORGIA GULF CORPORATION

/s/ Joel I. Beerman

Joel I. Beerman
Vice President, General Counsel and Secretary

cc:                                 Robert T. Carey, Bracewell & Giuliani (via email)
John E. Zamer, Jones Day (via email)